Exhibit 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated November 22, 2010 (the “Effective Date”), is entered into by and between The Howard Hughes Corporation, a Delaware corporation (the “Company”), and David R. Weinreb (the “Executive”).

RECITALS

The Company desires to employ the Executive upon and subject to the terms and conditions set forth in this Agreement and to enter into an agreement embodying the terms of such employment.

The Executive desires to accept such employment upon and subject to the terms and conditions set forth in this Agreement.

The parties desire to enter into this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending, unless terminated earlier pursuant to Section 3 hereof, on the sixth anniversary of the Effective Date (the “Employment Period”).

2.             Terms of Employment.

(a)           Position and Duties.

(i)                                     During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company, with the appropriate authority, duties and responsibilities attendant to such position and any other duties commensurate with the position of Chief Executive Officer of the Company that may be reasonably assigned by the Company’s Board of Directors (the “Board”).  The Executive shall report solely to the Board.  The Company has elected the Executive to the Board.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use his reasonable best efforts to perform such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) consistent with Company governance policies, serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Board or an authorized committee thereof, (B) serve on civic or charitable boards or committees, (C) manage personal and family investments, and (D) engage in lectures or teaching, so long as any such activities do not, individually or in the aggregate, interfere with the discharge of the Executive’s responsibilities pursuant to this Agreement;

provided, however, for the avoidance of doubt, during the Employment Period, the Executive shall not hold any other management positions at other companies.  Notwithstanding the foregoing, so long as such activities do not interfere with the Executive’s duties and responsibilities to the Company, the Executive shall have oversight of the Executive’s existing assets and the existing assets and business of TPMC Realty Corporation and its Affiliates (as defined below) (“TPMC”), but shall not make any new investments on or after the Effective Date unless (1) such investments are passive investments, (2) such investments are not competitive with the Company, and (3) the Executive provides notice to the Company within ten days following any such investment.  For purposes of this Agreement, the term “Affiliate” has the meaning given to such term under the Securities Act of 1933.

(iii)                               The Executive represents and warrants to the Company that (A) neither the execution nor delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound, (B) the Executive will not use or disclose, in connection with his employment by the Company or otherwise, any confidential and/or trade secret information of any of his prior employers or any other party, and (C) to the knowledge of the Executive, none of his activities relating to TPMC could be reasonably expected to interfere with his discharge of his duties hereunder.

(iv)                              Place of Performance.  The principal place of employment of the Executive will be in the Dallas, Texas metropolitan area (the “Principal Location”).  The Executive understands that he shall regularly be required to travel in connection with the performance of his duties hereunder.

(b)           Compensation.

(i)                                     Annual Base Salary.  During the Employment Period, unless increased by the Board in its sole discretion, the Executive shall receive an annual base salary of $1,000,000 (the “Annual Base Salary”), payable in equal installments in accordance with the Company’s normal payroll practice for its senior executives, subject to the Executive’s continued active employment with the Company.

(ii)                                  Bonus.  Commencing with the 2011 fiscal year, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”).  The Annual Bonus shall be subject to such performance measures and objectives as may be established by the Compensation Committee of the Board (the “Compensation Committee”) from time to time following good faith consultation with the Executive; provided that (A) the Annual Bonus payable upon achievement of the threshold performance level shall be equal to 50% of the Annual Base Salary, (B) the Annual Bonus payable upon achievement of the target performance level shall be equal to 100% of the Annual Base Salary, and (C) the Annual Bonus payable upon achievement of the maximum performance level shall be equal to 150% of the Annual Base Salary.  To the extent that the Executive’s achievement level falls between performance goal achievement levels, the Annual Bonus shall be determined using straight line interpolation between the applicable two performance goal achievement levels.  The determination as to whether the performance goal achievement levels shall have been achieved shall be made in the sole discretion of the Board (or a duly authorized committee thereof) and, to the extent Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable, shall be consistent with and subject to the requirements set forth in Section 162(m) of the Code.  The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15th following the end of the fiscal year to which such Annual Bonus relates.

(iii)                               Warrants.  Prior to the execution and delivery of this Agreement, the Company and the Executive entered into that certain Warrant Purchase Agreement, dated as of the Effective Date (the “Warrant Agreement”).

(iv)                              Relocation.  If the Board requests the Executive to relocate from the Principal Location during the Employment Term, then the Company shall provide the Executive with (A) home sale services (at market price and with no reimbursement for any loss on home price) and (B) reimbursement in accordance with Company policy for the Executive’s reasonable and properly documented moving expenses, which shall include the costs of moving the Executive, his family and possessions from the Principal Location to the location requested by the Board.

(v)                                 Indemnification.  Simultaneously herewith, or as promptly as practicable hereafter, the Company and the Executive will enter into an indemnification agreement on substantially the same terms as the indemnification agreements entered into by the Company and each of its directors prior to the Effective Date.

(c)           Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee welfare benefit plans, practices, policies and programs and fringe benefits to the extent applicable generally and on a basis no less favorable than that provided to other senior officers of the Company, including, without limitation, health, medical, dental, long-term disability and life insurance plans.  The Executive shall be entitled to paid annual vacation totaling four weeks per year in accordance with the Company’s vacation policy in effect from time to time.

(d)           Expenses.  The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, in accordance with Company policy as in effect from time to time.  The Company shall also reimburse the Executive for all actual out-of-pocket expenses incurred by TPMC through the Effective Date in connection with TPMC’s role as an advisor to the Company prior to the Effective Date; provided that the Executive submits substantiating documentation in reasonable detail to the Company.  In addition, promptly after the submission of invoices in reasonable detail, the Company shall pay all fees (billed at standard hourly rates) and expenses of Vinson & Elkins LLP, counsel to the Executive, in connection with the negotiation of this Agreement, the Warrant Agreement and any other agreement or instrument contemplated hereunder or thereunder.

(e)           Business Travel.  Notwithstanding the foregoing, to the extent that the Executive is required to travel during the Employment Period in connection with the Executive’s duties and responsibilities hereunder, the Company shall, in accordance with Company policy as in effect from time to time, reimburse the Executive as follows: (i) for first class commercial air travel for the Executive (and the Executive’s spouse, if the Executive’s spouse’s presence is required for Company events, consistent with the Company’s general policies); (ii) for first-class hotel accommodations; and (iii) private air travel will be reimbursed for the Executive in an amount equal to the lowest priced first class commercial airline ticket available for the associated travel on the date of travel, provided that the same private air travel reimbursement policy shall apply to all employees of the Company who accompany the Executive, in each case at a reimbursement level in keeping with the normal travel expenditures of such employee.

3.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines that the permanent disability of the Executive, as determined in good faith by the Board (“Disability”), has occurred during the Employment Period, the Company may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Executive’s receipt of such notice by the Company (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  The Executive shall fully cooperate in connection with the determination of whether Disability exists.

(b)           Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean, as determined in good faith by a unanimous vote (excluding the Executive if he is then a member of the Board) of the Board at a meeting of the Board held for such purpose, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the Board, the Executive’s:

(i)                                     conviction, plea of guilty or no contest to any felony;

(ii)                                  gross negligence or willful misconduct in the performance of the Executive’s duties;

(iii)                               drug addiction or habitual intoxication;

(iv)                              commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, violation of law, or a material act of dishonesty against the Company, in each case that the Board determines was willful;

(v)                                 material and continued breach of this Agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this Agreement;

(vi)                              willful material breach of Company policy or code of conduct; or

(vii)                           willful and continued failure to substantially perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness);

unless, in each case, the event constituting Cause is curable and has been cured by the Executive within 30 days of his receipt of notice from the Company that an event constituting Cause has occurred and specifying the details of such event.  If the Executive cures an event during such period that would otherwise constitute Cause, then the Company will have no right to terminate the Executive’s employment for Cause.  For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  This Section 3(b) shall not prevent the Executive from challenging in any court of competent jurisdiction whether the Board acted in good faith in determining that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.  For the avoidance of doubt, the burden of proof regarding the existence of Cause shall be on the Company.

(c)           Resignation.  The Executive may terminate the Executive’s employment during the Employment Period for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

(i)                                     a material diminution in the Executive’s base compensation;

(ii)                                  a material diminution in the Executive’s authority, duties or responsibilities;

(iii)                               the Executive no longer reports directly to the Board; or

(iv)                              any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided that, in each case, the Executive must provide a Notice of Termination (as defined below) to the Company within 60 days of the initial occurrence of the event constituting Good Reason, and the Company shall have the opportunity to cure such event within 30 days of receiving such notice.  If the Company cures an event during such period that would otherwise constitute Good Reason, then the Executive will have no right to terminate his employment for Good Reason.  Following the occurrence of a Change in Control (as defined below), any claim by the Executive that Good Reason exists shall be presumed to be correct unless a court of competent jurisdiction determines that the Company has established by clear and convincing evidence that Good Reason does not exist.

(d)           Without Cause.  The Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with a Notice of

Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  This means that, notwithstanding this Agreement, the Executive’s employment with the Company shall be “at will.”

(e)           Without Good Reason.  The Executive will have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination not less than 60 days prior to the effective date thereof, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f)            Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder, or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(g)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 60 days after receipt of the Notice of Termination (provided that the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action), (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Date of Termination shall be the date of the Executive’s death or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated by expiration of this Agreement, the date of expiration of this Agreement.

4.             Obligations of the Company upon Termination.

(a)           Change in Control Termination.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause (and other than upon the Executive’s death or Disability), or if the Executive shall terminate his employment for Good Reason, in either case, in connection with, or within 12 months following, a Change in Control (any such termination of employment, a “Change in Control Termination”), the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Company shall pay or provide the Executive, to the extent not theretofore paid, as soon as practicable after the Date of Termination (but in no event later than 60 days after the Date of Termination): (A) a lump sum cash amount equal to the sum of (1) the Annual Base Salary (which shall be the Annual Base Salary prior to reduction if the termination is for Good Reason because of a reduction in Annual Base Salary) through the Date of Termination, and (2) accrued vacation pay through the Date of Termination; (B) any other amounts or benefits required to be paid or provided pursuant to applicable law; (C) any reimbursement to which the Executive is entitled pursuant to Company policy, but which was not reimbursed prior to the Date of Termination; (D) any other earned but unpaid outstanding compensatory arrangements; and (E) a lump sum cash payment of a pro rata portion of the Annual Bonus that the Executive would have been entitled to receive pursuant to Section 2(b)(ii) hereof for the fiscal year in which the Date of Termination occurs, based upon the percentage of the fiscal year that elapsed through the Date of Termination (determined by dividing (1) the number of days the Executive was employed during such year through the Date of Termination by (2) the number of days in such fiscal year) and based on the Executive’s, the Company’s and its Affiliates’, as applicable, actual performance for the applicable performance period through the Date of Termination (based on the good faith determination by the Board (or a duly authorized committee thereof) of the achievement of the applicable performance goals) ((A), (B), (C), (D) and (E), together, the “Accrued Benefits”);

(ii)                                  the Company shall pay the Executive, on the 60th day following the Date of Termination, a lump sum cash amount equal to the sum of (A) 300% of the Annual Base Salary (which shall be the Annual Base Salary prior to reduction if the termination is for Good Reason because of a reduction in Annual Base Salary), plus (B) 300% of the Target Annual Bonus (which shall be the Target Annual Bonus prior to reduction if the termination is for Good Reason because of a reduction in Target Annual Bonus); and

(iii)                               on the 60th day following the Date of Termination, outstanding compensatory awards, if any, that are subject to forfeiture shall vest and become non-forfeitable.

(b)           Non-Change in Control Termination.  If, during the Employment Period, the Executive’s employment shall terminate in any manner that does not constitute a Change in Control Termination, then the Company shall have no further obligations to the Executive other than the obligation to pay the Executive the Accrued Benefits in accordance with Section 4(a)(i) hereof.

(c)           Condition.  The Company shall not be required to make the payments and provide the benefits specified in Sections 4(a)(ii) and (iii) hereof unless, prior to payment, the parties hereto have entered into a release substantially in the form attached hereto as Attachment A (for which the applicable seven-day revocation period has expired), prior to the 60th day following the Date of Termination, under which the Executive releases the Company, its affiliates and their officers, directors and employees from all liability (other than the payments and benefits under this Agreement).  In the event that such release is not executed and delivered to the Company in accordance with this Section 4(c) prior to the 60th day following the Date of Termination (with the applicable seven-day revocation period having expired), the Executive shall forfeit the payments and benefits specified in Sections 4(a)(ii) and (iii) hereof.

(d)           Resignation from Certain Directorships.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its Affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.             Change in Control.

(a)           For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)                                     A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 5(a)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided further, however, that for purposes of this Section 5(a)(i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion.  This Section 5(a)(i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii)                                  A “change in the effective control of the Company” which shall occur on the date that either (A) any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (2) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion; or (B) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 5(a)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 5(a)(i) above.

(iii)                               The occurrence of any of the transactions contemplated by Section 5(a)(i) or 5(a)(ii) above (including any acquisition by Pershing Square Management, L.P. or its Affiliates), in connection with which the stock of the Company ceases to be publicly traded on a national securities exchange.

(iv)                              A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions; provided that the proceeds of such acquisition or acquisitions are distributed to the shareholders of the Company in connection with such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code, shall not constitute a Change in Control.

(v)                                 For purposes of this Section 5(a), the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.  In addition, for purposes of this Section 5(a), “Company” includes (A) the Company and (B) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company.

6.             Full Settlement.  In no event shall the Executive be obligated to seek other employment, or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, whether or not the Executive obtains other employment.  The Company may offset any amounts that it owes to the Executive by any amounts relating to employment matters that the Executive owes to the Company or its Affiliates; provided that in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

7.             Potential Reductions.

(a)           Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Executive’s payments and/or benefits under this Agreement, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order:  (i) any cash severance amounts set forth in Section 4(a)(ii) hereof; (ii) any cash severance amount derived based upon the payment of the pro rata portion of the Annual Bonus, as described in Section 4(a)(i)(E) hereof; and (iii) any acceleration of outstanding compensatory awards, as described in Section 4(a)(iii) hereof (the payments and benefits set forth in clauses (i) through (iii) of this Section 7(a), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.

(b)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)           At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).  If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Potential Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 7.  All determinations required by this Section 7 (or requested by the Company or the Executive in connection with this Section 7) shall be at the expense of the Company.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

8.             Restrictive Covenants.

(a)           Non-Solicit.  During the Employment Period, and for a 12-month period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Company) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit (as defined below) anyone who is then an employee or independent contractor of the Company or its Affiliates (or who was an employee or independent contractor of the Company or its Affiliates within the prior 12 months) to resign from the Company or its Affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)           Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its Affiliates and their strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its Affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its Affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its Affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), or (ii) with the prior written consent of the Company.

(c)           Non-Competition.  During the Employment Period, and for a 12-month period after the Executive’s employment is terminated for any reason, the Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business that is competitive with the business of the Company, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, Affiliate or otherwise.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the business of the Company.  For the avoidance of doubt, the Executive shall not be deemed to be competing with the business of the Company as a result of the Executive’s oversight of the Executive’s existing assets and the existing assets and business of TPMC, each as of the date hereof and as described in Section 2(a)(ii) hereof.

(d)           Survival.  Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 8.

(e)           Non-Disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Company, any of its Affiliates or any of their employees, officers or directors.  The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board and the Chief Executive Officer, not to in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.

(f)            Enforcement.  If, at the time of enforcement of this Section 8, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

9.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Upon the occurrence of a Change in Control, the Company will similarly require the acquiring entity to assume the Company’s obligations under this Agreement.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets (or the acquiring entity upon the occurrence of a Change in Control) as aforesaid.

10.           Disputes.

(a)           Jurisdiction and Choice of Forum.  All disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Dallas, Texas, as the sole and exclusive remedy of either party.  The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge.  In the event that the parties cannot agree upon the selection of the arbitrator within ten days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The arbitrator shall have the authority to order expedited discovery, hearing and decision, including, without limitation, the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.

(b)           Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State.

11.           Section 409A of the Code.

(a)           Compliance.  The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.  The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)           Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)           Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)           Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)           Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)            Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

12.           Miscellaneous.

(a)           Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by electronic facsimile transmission.  The parties agree that any notices shall be given at the following addresses; provided that the parties may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

If to the Company:

The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, Suite 950
Dallas, Texas 75240
Attention: Office of the General Counsel

with a copy to:

William A. Ackman, Chairman of the Board
888 Seventh Avenue, 42nd Floor
New York, NY 10019

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           Late Payments.  The Company shall pay interest at a rate of 10% per year (compounded daily) on any payments that are due to the Executive under the terms of this Agreement, and which are paid to the Executive later than the applicable due date.

(f)            Compliance with Dodd-Frank.  All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shall be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act.

(g)           No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3 (subject to the Executive’s right to challenge the Board’s determination of Cause in a court of competent jurisdiction as described in Section 3(b) hereof), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)           No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(i)            Entire Agreement.  This Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.

(j)            Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k)           Section References; Captions.  Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board or other duly authorized governing body, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

EXECUTIVE

/s/ David R. Weinreb
David R. Weinreb

THE HOWARD HUGHES CORPORATION

By	/s/ Gary Krow
Gary Krow
Chairman of the Compensation Committee

ATTACHMENT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among David R. Weinreb (hereinafter “Executive”) and The Howard Hughes Corporation, a Delaware corporation (the “Company”).

The parties previously entered into an employment agreement dated November 22, 2010 (the “Employment Agreement”), pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and nonrevocation of this Release.  Executive has had a termination of employment pursuant to the Employment Agreement.

NOW THEREFORE, in consideration of certain payments and benefits under the Employment Agreement,

Executive and the Company agree as follows:

1.             Executive expressly waives and releases the Company, its affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and its affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions and causes of action, at law or in equity, known or unknown, including, without limitation, those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment, including but not limited to any and all claims under the Texas Commission on Human Rights Act, the Texas Payday Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, that nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any similar local, state or federal agency, or to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

2.             Executive acknowledges: (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period.  If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (the “Effective Date”).

3.             Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

4.            This Release shall be construed and enforced pursuant to the laws of the State of Delaware as to substance and procedure, including all questions of conflicts of laws.

5.             This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company, (b) any claim under or based on a breach of this Release or Section 8 of the Employment Agreement after the date that Executive signs this Release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with Executive is otherwise entitled in accordance with the Employment Agreement.

6.             EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

David R. Weinreb

THE HOWARD HUGHES CORPORATION

By:
Name:
Title:

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